UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 18, 2014

EQT Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35574	37-1661577
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

625 Liberty Avenue
Pittsburgh, Pennsylvania	15222
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 553-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On February 18, 2014, the Partnership entered into an unsecured $750,000,000 revolving credit agreement (the “Revolving Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders.  The Revolving Credit Agreement replaced the existing revolving credit agreement (the “Prior Revolving Credit Agreement”) dated as of July 2, 2012 among the Partnership, Wells Fargo Bank, as administrative agent, and the lenders and agents parties thereto, which agreement was scheduled to expire on July 2, 2017 and was terminated simultaneously with the closing of the Revolving Credit Agreement.  The terms and conditions of the Revolving Credit Agreement are substantially the same as the Prior Revolving Credit Agreement.

The Revolving Credit Agreement will mature on February 18, 2019 and is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and repurchase units and for general partnership purposes. The Revolving Credit Agreement has an accordion feature that will allow the Partnership to increase the available revolving borrowings under the facility by up to an additional $250 million, subject to the Partnership’s receipt of increased commitments from existing lenders or new commitments from new lenders and the satisfaction of certain other conditions. In addition, the credit facility includes a sublimit up to $75 million for same-day swing line advances and a sublimit up to $150 million for letters of credit. Further, the Partnership has the ability to request that one or more lenders make term loans to it under the credit facility subject to the satisfaction of certain conditions, which term loans will be secured by cash and qualifying investment grade securities. The Partnership’s obligations under the revolving portion of the credit facility are unsecured.

The credit facility contains various covenants and restrictive provisions and also requires maintenance of a consolidated leverage ratio of not more than 5.00 to 1.00 (or, after the Partnership obtains an investment grade rating, not more than 5.50 to 1.00 for certain measurement periods following the consummation of certain acquisitions).

Loans under the credit facility (other than swing line loans) will bear interest at the Partnership’s option at either:

•                  a Base Rate, which will be the highest of (i) the federal funds rate in effect on such day plus 0.50%, (ii) the administrative agent’s prime rate in effect on such day and (iii) one-month LIBOR plus 1.0%, in each case, plus an applicable margin; or

•                  a Fixed Period Eurodollar Rate plus an applicable margin.

Swing line loans will bear interest at (i) the Base Rate plus an applicable margin or (ii) a Daily Floating Eurodollar Rate plus an applicable margin. Prior to the Partnership obtaining an investment grade rating, the applicable margin will vary based upon the Partnership’s consolidated leverage ratio and, upon obtaining an investment grade rating, the applicable margin will vary based upon the Partnership’s long term unsecured senior, non-credit enhanced debt rating.

The unused portion of the credit facility will be subject to a commitment fee ranging from (i) 0.25% to 0.35% per annum before the Partnership obtains an investment grade rating and (ii) 0.15% to 0.35% upon obtaining an investment grade rating.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Revolving Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 1.02.                                        Termination of a Material Definitive Agreement

On February 18, 2014, the Company terminated without penalty its Prior Revolving Credit Agreement as described in Item 1.01 above.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference in its entirety.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Revolving Credit Agreement, dated as of February 18, 2014, by and among the Partnership, Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQT MIDSTREAM PARTNERS, LP

	By:	EQT Midstream Services, LLC,
its general partner

Date: February 18, 2014	By:	/s/ Philip P. Conti
	Name:	Philip P. Conti
	Title:	Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

10.1	Revolving Credit Agreement, dated as of February 18, 2014, by and among the Partnership, Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders.